Exhibit 99.1
News Release

Lockheed Martin Reports First Quarter 2025 Financial Results
•Sales increased 4% to $18.0 billion
•Net earnings of $1.7 billion, or $7.28 per share
•Cash from operations of $1.4 billion and free cash flow of $955 million
•Returned $1.5 billion of cash to shareholders through dividends and share repurchases
•Reaffirms 2025 financial outlook
BETHESDA, Md., April 22, 2025 – Lockheed Martin Corporation [NYSE: LMT] today reported first quarter 2025 sales of $18.0 billion, compared to $17.2 billion in the first quarter of 2024. Net earnings in the first quarter of 2025 were $1.7 billion, or $7.28 per share, compared to $1.5 billion, or $6.39 per share, in the first quarter of 2024. Cash from operations was $1.4 billion in the first quarter of 2025, compared to $1.6 billion in the first quarter of 2024. Free cash flow was $955 million in the first quarter of 2025, compared to $1.3 billion in the first quarter of 2024.
“The momentum we created last year continued into the first quarter of 2025, with sales growing 4% year-over-year and free cash flow generation of $955 million. We continued investing in the business with over $850 million of research and development and capital expenditures in the quarter, and returned $1.5 billion to shareholders through dividends and share repurchases,” said Lockheed Martin Chairman, President and CEO Jim Taiclet. “These solid first quarter results reinforce confidence in our ability to achieve the full year 2025 financial guidance we laid out in January, demonstrating the resilience and adaptability of Lockheed Martin’s franchises amidst a highly dynamic geopolitical and technical environment.”
“We are focused on operational excellence to drive the timely and efficient execution of our $173 billion backlog, which represents more than two years of sales,” continued Taiclet. “We remain committed to realizing our vision of digital and interoperable systems and are aligning our mission roadmaps to best support our customers’ rapidly evolving security needs, both domestic and global. This focus, along with Lockheed Martin’s track record of innovation and performance, continues to result in new awards, including the recent missiles contracts for Precision Strike Missiles, THAAD and JASSM/LRASM, as well as the Trident II D5 Life Extension, comprising up to $10 billion of future work.”

Summary Financial Results
The following table presents the company's summary financial results.

	(in millions, except per share data)	Quarters Ended
		March 30, 2025	March 31, 2024
	Sales	$17,963	$17,195

	Business segment operating profit[1]	$2,085	$1,745
	Unallocated items
	FAS/CAS pension operating adjustment	379	406
	Intangible asset amortization expense	(64)	(61)
	Other, net	(28)	(61)
	Total unallocated items	287	284
	Consolidated operating profit	$2,372	$2,029

	Net earnings	$1,712	$1,545

	Diluted earnings per share	$7.28	$6.39

	Cash from operations	$1,409	$1,635
	Capital expenditures	(454)	(378)
	Free cash flow[1]	$955	$1,257

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Cash from operations in the first quarter of 2025 was $1.4 billion with free cash flow of $955 million compared to $1.6 billion with $1.3 billion in free cash flow in the first quarter of 2024. The decrease in cash from operations was primarily due to an increase in contract assets as a result of the timing of milestones, higher insurance costs, and timing of payments for employee related accruals. These items were partially offset by a decrease in accounts receivable due to the timing of billings and collections and an increase in accounts payable due to timing of supplier payments. The decrease in free cash flows was primarily due to the cash from operations drivers and higher software expenditures.
During the quarter ended March 30, 2025, the company paid cash dividends of $796 million and repurchased 1.7 million shares for $750 million.

2025 Financial Outlook
The company’s financial outlook for 2025 and other sections of this news release contain forward-looking statements, which reflect the company's judgment based on the information available at the time of this news release. The financial outlook for 2025 assumes the company’s programs are funded by and at levels consistent with the full year Continuing Appropriations and Extensions Act of 2025 signed by the President on March 15, 2025. However, the 2025 outlook does not include the evolving impacts of tariffs or related recoveries, the recent Next Generation Air Dominance announcement, or Executive Orders issued by the Administration. Additionally, it is the company's practice not to incorporate adjustments into its financial outlook for proposed or potential acquisitions, divestitures, ventures, future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or early-stage company investments, pension risk transfer transactions or discretionary contributions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. Actual results may differ materially from those projected. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	2025 Outlook

	Sales	~$73,750 - $74,750

	Business segment operating profit[1]	~$8,100 - $8,200

	Total FAS/CAS pension adjustment	~$1,125

	Diluted earnings per share	~$27.00 - $27.30

	Cash from operations	~$8,500 - $8,700
	Capital expenditures	~$1,900
	Free cash flow[1]	~$6,600 - $6,800

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

(in millions)	Quarters Ended
	March 30, 2025	March 31, 2024
Sales
Aeronautics	$7,057	$6,845
Missiles and Fire Control	3,373	2,993
Rotary and Mission Systems	4,328	4,088
Space	3,205	3,269
Total sales	$17,963	$17,195

Operating profit
Aeronautics	$720	$679
Missiles and Fire Control	465	311
Rotary and Mission Systems	521	430
Space	379	325
Total business segment operating profit	2,085	1,745
Unallocated items
FAS/CAS operating adjustment	379	406
Intangible asset amortization expense	(64)	(61)
Other, net	(28)	(61)
Total unallocated items	287	284
Total consolidated operating profit	$2,372	$2,029

For information on factors impacting comparability of the company's segment sales, operating profit and operating margins, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2024.
Consolidated net profit booking rate adjustments increased segment operating profit by approximately $480 million in the quarter ended March 30, 2025, which includes $185 million of adjustments resulting from favorable performance upon completion on certain commercial civil space programs at Space and a classified program at Aeronautics. Consolidated net profit booking rate adjustments increased segment operating profit by approximately $195 million in the quarter ended March 31, 2024, which included a $100 million reach-forward loss recognized on a classified program at MFC.

Aeronautics

(in millions)	Quarters Ended
	March 30, 2025	March 31, 2024
Sales	$7,057	$6,845
Operating profit	720	679
Operating margin	10.2%	9.9%
Aeronautics’ sales during the quarter ended March 30, 2025 increased $212 million, or 3%, compared to the same period in 2024. This increase was primarily driven by a $215 million increase in sales from the F-35 program, resulting from higher volume on production contracts.
Aeronautics’ operating profit during the quarter ended March 30, 2025 increased $41 million, or 6%, compared to the same period in 2024. This increase was attributable to two main factors: a $20 million increase in profit booking rate adjustments and a $20 million increase from higher volume, as described above. The increase in profit booking rate adjustments was primarily due to an $80 million adjustment resulting from favorable performance at completion on a classified program, partially offset by lower profit rate adjustments on C-130 programs.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 30, 2025	March 31, 2024
Sales	$3,373	$2,993
Operating profit	465	311
Operating margin	13.8%	10.4%
MFC’s sales during the quarter ended March 30, 2025 increased $380 million, or 13%, compared to the same period in 2024. This increase was primarily driven by a $370 million increase in sales from tactical and strike missile programs, resulting from production ramp-up on Joint Air-to-Surface Standoff Missile (JASSM), Long Range Anti-Ship Missile (LRASM), and precision fires programs.
MFC’s operating profit during the quarter ended March 30, 2025 increased $154 million, or 50%, compared to the same period in 2024. This increase was attributable to two main factors: a $135 million increase in profit booking rate adjustments and a $25 million increase from production ramp-up, as described above. The increase in profit booking rate adjustments was primarily due to a $100 million reach-forward loss for a classified program and an unfavorable profit adjustment on Hellfire recognized in the first quarter of 2024 that did not recur, partially offset by lower favorable profit adjustments on Patriot Advanced Capability-3 (PAC-3).

Rotary and Mission Systems

(in millions)	Quarters Ended
	March 30, 2025	March 31, 2024
Sales	$4,328	$4,088
Operating profit	521	430
Operating margin	12.0%	10.5%
RMS’ sales during the quarter ended March 30, 2025 increased $240 million, or 6%, compared to the same period in 2024. This increase was primarily driven by a $145 million increase in sales from integrated warfare systems and sensors (IWSS) programs due to higher volume on the Canadian Surface Combatant (CSC) and radar programs; and a $125 million increase from Sikorsky helicopter programs due to higher production volume on Black Hawk programs.
RMS’ operating profit during the quarter ended March 30, 2025 increased $91 million, or 21%, compared to the same period in 2024. This increase was attributable to three main factors: a $45 million increase in profit booking rate adjustments, a $25 million increase from favorable contract mix and cost recoveries, and a $20 million increase from higher volume, as described above. The increase in profit booking rate adjustments was primarily due to unfavorable profit adjustments on Seahawk programs in the first quarter of 2024 that did not recur. The increase in favorable contract mix and cost recoveries includes a $50 million intellectual property license arrangement.

Space

(in millions)	Quarters Ended
	March 30, 2025	March 31, 2024
Sales	$3,205	$3,269
Operating profit	379	325
Operating margin	11.8%	9.9%
Space’s sales during the quarter ended March 30, 2025 decreased $64 million, or 2%, compared to the same period in 2024. This decrease was primarily attributable to lower sales of $155 million on national security space programs due to program lifecycle on Next Generation Overhead Persistent Infrared (Next Gen OPIR) system and lower volume on Transport Layer programs. This decrease was partially offset by an increase of $75 million primarily due to favorable performance at completion on certain commercial civil space programs.
Space’s operating profit during the quarter ended March 30, 2025 increased $54 million, or 17%, compared to the same period in 2024. This increase was attributable to an $85 million increase in profit booking rate adjustments partially offset by $20 million of lower equity earnings driven by lower launch volume from the company's investment in United Launch Alliance (ULA). The increase in profit booking rate adjustments was primarily due to favorable performance at completion on certain commercial civil space programs.
Total equity (losses)/earnings (ULA) represented approximately $(5) million, or (1)%, of Space's operating profit during the quarter ended March 30, 2025, compared to approximately $15 million, or 5% for the same period in 2024.

Income Taxes

The company's effective income tax rate was 15.9% and 15.8% for the quarters ended March 30, 2025 and March 31, 2024. The rates for all periods benefited from research and development tax credits, tax deductions for foreign derived intangible income, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature and employee equity awards.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2025 Outlook
	Business segment operating profit (non-GAAP)	~$8,100 - $8,200
	FAS/CAS operating adjustment[1]	~1,520
	Intangible asset amortization expense	~(240)
	Other, net	~(465)
	Consolidated operating profit (GAAP)	~$8,915 - $9,015

1	Reflects the amount by which total CAS pension cost of $1.6 billion exceeds FAS pension service cost and excludes non-service FAS pension expense. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and future pension contributions.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, April 22, 2025, at 11:00 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.lockheedmartin.com.

# # #

Media Contacts:
Rebecca Miller, Director, Global Media Relations
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone, Vice President, Treasurer and Investor Relations
Christopher Fritz, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms, the debt ceiling and the potential for government shutdowns, and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment;
•the timing of contract awards or contract definitization, achievement of performance milestones, customer acceptance of product deliveries, and receipt of customer payments;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement and other policies, laws, regulations and executive actions that affect the company and its industry, programs, future opportunities, and financial performance, including those relating to mission priorities, competing domestic and international spending, contracting terms (such as fixed-price requirements), treatment of contractor performance issues, and contractor access to competitive opportunities;
•    performance and financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•government actions that restrict or prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    foreign policy and international trade actions taken by governments such as tariffs, sanctions, embargoes, export and import controls, buying preferences, and other trade restrictions;
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;
•    changes in non-U.S. national priorities and government budgets and planned orders, including potential effects from fluctuations in currency exchange rates;
•    the competitive environment for the company's products and services;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce and the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;
•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;
•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension risk transfers and associated settlement charges;

•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    compliance with laws, regulations, policies, and customer requirements relating to environmental matters;
•    the impact of public health crises, natural disasters and other severe weather conditions on the company's business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, administrative reviews, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its issuance. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended
		March 30, 2025	March 31, 2024
	Sales	$17,963	$17,195
	Operating costs and expenses	(15,640)	(15,202)
	Gross profit	2,323	1,993
	Other income, net	49	36
	Operating profit	2,372	2,029
	Interest expense	(268)	(255)
	Non-service FAS pension (expense) income	(98)	16
	Other non-operating income, net	30	45
	Earnings before income taxes	2,036	1,835
	Income tax expense	(324)	(290)
	Net earnings	$1,712	$1,545
	Effective tax rate	15.9%	15.8%

	Earnings per common share
	Basic	$7.30	$6.42
	Diluted	$7.28	$6.39

	Weighted average shares outstanding
	Basic	234.4	240.7
	Diluted	235.3	241.6

	Common shares reported in stockholders’ equity at end of period	233	239

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 30, for the first quarter of 2025 and March 31, for the first quarter of 2024. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended
	March 30, 2025	March 31, 2024	% Change
Sales
Aeronautics	$7,057	$6,845	3%
Missiles and Fire Control	3,373	2,993	13%
Rotary and Mission Systems	4,328	4,088	6%
Space	3,205	3,269	(2%)
Total sales	$17,963	$17,195	4%

Operating profit
Aeronautics	$720	$679	6%
Missiles and Fire Control	465	311	50%
Rotary and Mission Systems	521	430	21%
Space	379	325	17%
Total business segment operating profit	2,085	1,745	19%
Unallocated items
FAS/CAS operating adjustment	379	406
Intangible asset amortization expense	(64)	(61)
Other, net	(28)	(61)
Total unallocated items	287	284	1%
Total consolidated operating profit	$2,372	$2,029	17%

Operating margin
Aeronautics	10.2%	9.9%
Missiles and Fire Control	13.8%	10.4%
Rotary and Mission Systems	12.0%	10.5%
Space	11.8%	9.9%
Total business segment operating margin	11.6%	10.1%

Total consolidated operating margin	13.2%	11.8%

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	March 30, 2025	Dec. 31, 2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,803	$2,483
Receivables, net	2,024	2,351
Contract assets	14,677	12,957
Inventories	3,599	3,474
Other current assets	698	584
Total current assets	22,801	21,849

Property, plant and equipment, net	8,713	8,726
Goodwill	11,076	11,067
Intangible assets, net	1,952	2,015
Deferred income taxes	3,568	3,557
Other noncurrent assets	8,559	8,403
Total assets	$56,669	$55,617

Liabilities and equity
Current liabilities
Accounts payable	$3,821	$2,222
Salaries, benefits and payroll taxes	2,391	3,125
Contract liabilities	9,375	9,795
Current maturities of long-term debt	1,643	643
Other current liabilities	3,957	3,635
Total current liabilities	21,187	19,420

Long-term debt, net	18,661	19,627
Accrued pension liabilities	4,815	4,791
Other noncurrent liabilities	5,323	5,446
Total liabilities	49,986	49,284

Stockholders’ equity
Common stock, $1 par value per share	233	234
Additional paid-in capital	—	—
Retained earnings	14,773	14,551
Accumulated other comprehensive loss	(8,323)	(8,452)
Total stockholders’ equity	6,683	6,333
Total liabilities and equity	$56,669	$55,617

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Quarters Ended
	March 30, 2025	March 31, 2024
Operating activities
Net earnings	$1,712	$1,545
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	397	351
Stock-based compensation	60	61
Deferred income taxes	(34)	(77)
Changes in assets and liabilities
Receivables, net	327	(125)
Contract assets	(1,720)	(867)
Inventories	(125)	(146)
Accounts payable	1,680	1,301
Contract liabilities	(420)	(445)
Income taxes	339	341
Qualified defined benefit pension plans	111	(1)
Other, net	(918)	(303)
Net cash provided by operating activities	1,409	1,635

Investing activities
Capital expenditures	(454)	(378)
Other, net	24	6
Net cash (used for) investing activities	(430)	(372)

Financing activities
Issuance of long-term debt, net of related costs	—	1,980
Repurchases of common stock	(750)	(1,000)
Dividends paid	(796)	(780)
Other, net	(113)	(115)
Net cash (used for) provided by financing activities	(1,659)	85

Net change in cash and cash equivalents	(680)	1,348
Cash and cash equivalents at beginning of period	2,483	1,442
Cash and cash equivalents at end of period	$1,803	$2,790

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2025 Outlook	2024 Actual
Total FAS (expense) income and CAS cost
FAS pension (expense) income	$(445)	$2
Less: CAS pension cost	1,570	1,684
Total FAS/CAS pension adjustment	$1,125	$1,686

Service and non-service cost reconciliation
FAS pension service cost	$(50)	$(60)
Less: CAS pension cost	1,570	1,684
FAS/CAS pension operating adjustment	1,520	1,624
Non-service FAS pension (expense) income	(395)	62
Total FAS/CAS pension adjustment	$1,125	$1,686

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	March 30, 2025	Dec. 31, 2024
Aeronautics	$57,476	$62,763
Missiles and Fire Control	40,637	38,783
Rotary and Mission Systems	39,113	38,117
Space	35,748	36,377
Total backlog	$172,974	$176,040

	Quarters Ended
Aircraft Deliveries	March 30, 2025	March 31, 2024
F-35	47	—
F-16	4	3
C-130J	1	4
Government helicopter programs	9	13
Commercial helicopter programs	1	—

	Number of Weeks in Reporting Period[1]	2025	2024
	First quarter	13	13
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	13	13

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.